Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is made as of this 29th day of September, 2023 by and among Christopher J. Ewing ("Employee"), ConnectOne Bancorp, Inc., a New Jersey corporation (“CNOB”) and ConnectOne Bank, a New Jersey chartered commercial bank (“Bank”, and with CNOB, collectively the "Employer").

WHEREAS, Employee has dutifully served as an executive officer of Employer;

WHEREAS, Employer and Employee determined that the parties shall terminate the Employee Agreement, and Employee’s employment with Employer, amicably;

WHEREAS, Employer and Employee wish to ensure an orderly transition of Employee’s position with Employer;

WHEREAS, subject to the terms and conditions hereof, Employee’s last day of employment with Employer will be December 31, 2023 (the “Separation Date”);

WHEREAS, Employee and the Employer desire to enter into this Agreement to set forth their respective agreements regarding Employee’s separation from employment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Employer agree as follows:

1.         Employment Until Separation Date. From the date hereof until the Separation Date, Employee will remain employed as an executive officer of Employer on the same terms and conditions, including base salary, as he is employed under as of the date of this Agreement, provided that Employee will at all times continue to comply with all of Employer’s policies, procedures and requirements applicable to employees and the terms of this Agreement as well as the terms of that certain Employment Agreement dated as of June 1, 2017 by and among Employee, CNOB and the Bank (the “Employment Agreement”). Employer and employee agree and understand that Employee’s duties, as defined in the Employment Agreement, shall be reasonably modified to reflect the spirit of this Agreement to effectuate an amicable and orderly transition of Employee’s position with Employer.

2.         2023 Cash Incentive Plan Award. Provided Employee remains employed in good standing by the Employer through the Separation Date, Employee will remain eligible to receive a cash bonus under the Employer’s Executive Incentive Plan for his performance in 2023, despite the fact that the Employee will not be an employee of the Employer on the date the bonus is paid, currently expected to be in the first quarter of 2024. Employee’s performance in 2023 will be evaluated by the Employer’s Board Compensation Committee under the terms of the Executive Incentive Plan, and Employee will be eligible to receive such bonus award as the Compensation Committee shall determine.

3.         Payment Under Employment Agreement. For purposes of that certain Employment Agreement dated as of June 1, 2017 by and among Employee, CNOB and the Bank (the “Employment Agreement”), provided Employee remains employed in good standing by the Employer through the Separation Date, the termination of Employee’s employment with Employer on the Separation Date shall be deemed a “termination without cause” under Section 6(d) of the Employment Agreement, and, provided that Employee complies with Section 11(g) of the Employment Agreement in accordance with its terms, Employer shall make the payments, and provide the benefits, provided for under Section 6(d) of the Employment Agreement to Employee under the terms provided for therein.

4.         Equity Awards Outstanding as of Separation Date. Employer agrees that, provided Employee remains employed in good standing by the Employer through the Separation Date, those certain equity awards listed on Exhibit A hereto will be deemed vested as of the Separation Date, and Employee shall be entitled to settlement of the Performance Units noted on Exhibit A as and when determined by Employer’s Compensation Committee in accordance with the terms of the Performance Units. Employee acknowledges that all unvested equity awards as of the Separation Date (other than those listed on Exhibit A) will terminate as of the Separation Date and be of no further force or effect.

5.         Supplemental Executive Retirement Plan. Provided Employee remains employed in good standing by the Employer through the Separation Date, Employee shall continue to vest in that certain Supplemental Executive Retirement Plan between Employee and Employer and (the “SERP”) until the Separation Date, and Employee’s rights thereunder after the Separation Date shall be as set forth in the SERP.

6.         Termination of Existing Agreement; Preservation of Certain Provisions. Effective as of the Separation Date, except as set forth herein, the Employment Agreement shall be deemed terminated, and provided that each party has until such date complied with all of its or his obligations under the Employment Agreement and this Agreement until such date, all obligations of the Employee and the Employer to one another shall be deemed satisfied. Notwithstanding the forgoing, Sections 8, 9, 10 and 11(f) and (g) of the Employment Agreement will remain in full force and effect in accordance with their terms, and are deemed incorporated herein.

7.         Employer Property. As of the Separation Date, Employee shall turn over or return to Employer any and all property in Employee’s possession, custody or control that belongs to the Employer.

8.         Non-Disparagement. Employee agrees to forever refrain from making any disparaging remarks or other negative or derogatory statements, written or oral, to any third party relating to the Employer, or its parents, subsidiaries, officers, employees, members or agents or customers~~;~~. Employer agrees to forever refrain from making any disparaging remarks or other negative or derogatory statements, written or oral, to any third party relating to the Employee; provided, however that the forgoing shall not prohibit Employee or Employer from providing truthful testimony in any judicial or administrative proceeding, if Employee or Employer, as appropriate, is legally compelled to so testify. For purposes hereof, only statements made by the Chief Executive Officer, President, Chief Financial Officer and Director of Human Resources of the Employer shall be deemed statements made by or on behalf of the Employer.

9.         Resignation From All Employer Positions; No Obligation to Re-Hire.

(a) By executing this Agreement, Employee is resigning from any and all additional positions Employee may hold with Employer, its affiliates or subsidiaries, including but not limited to (i) any positions with any compensation or benefit plans for the benefit of employees or directors of the Employer or (ii) any positions with any subsidiary or joint venture of the Employer, effective as of the Separation Date, or, with regard to positions with affiliates or subsidiaries of Employer, sooner if requested by Employer.

(b) Employee agrees that the Employer shall have no obligation, contractual or otherwise to hire, re-hire or re-employ Employee in the future.

10.         Employee's Release. Upon the Separation Date, as a condition to receiving the payments under Section 6(d) of the Employment Agreement, as well as the benefits provided for hereunder, Employee shall provide Employer with a general release as required by section 11(g) of the Employment Agreement.

11.         Equitable and other Remedies. Employee agrees that the Employer will suffer irreparable harm in the event that Employee breaches any of Employee’s obligations under this Agreement, and that it is impossible to measure in money the damages that will accrue to the Employer in the event of such a breach or threatened breach. Accordingly, if any action or proceeding is commenced by or on behalf of the Employer to enforce any of the provisions contained in this Agreement, Employee hereby waives the claim or defense that the Employer has an adequate remedy at law or has not been or is not being irreparably injured by such breach or threatened breach, and Employee agrees to not raise such claim or defense in any such action or proceeding. Employee further agrees that the Employer shall be entitled to temporary and permanent injunctive relief to restrain any breaches or further violations of this Agreement, without the posting of any bond, and that this right to injunctive relief shall be in addition to any and all of the Employer's other remedies and damages, including, but not limited to, costs and reasonable attorney's fees incurred as a result of said breach or threatened breach.

(a) The Employer, to the full extent permitted by law, shall indemnify Employee for any claims arising out of related to Employee’s employment as an officer of Employer. Expenses (including reasonable attorneys’ fees) incurred by Employee in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which Employee may be entitled to indemnification shall be paid by the Employer in advance of the final disposition of such action, suit or proceeding (directly to counsel retained by Employer to represent Employee) provided that Employee has provided an undertaking to repay such amount if it shall ultimately be determined that he is not entitled to indemnification under the New Jersey Business Corporation Act or the New Jersey Banking Act if 1948, as amended.

12.         Entire Agreement. This Agreement and the exhibits hereto are the complete agreement of the parties with respect to the subject matter herein, and, except as otherwise provided for herein, supersedes all agreements previously made between the parties relating to its subject matter. This Agreement may not be amended or modified except by an agreement in writing signed by both parties.

13.         Liability for Breach of Agreement. Any party found by a court of competent jurisdiction to be in breach of this Agreement shall be liable for all reasonable attorneys' fees and costs incurred by the non-breaching party in connection with any efforts to enforce this Agreement against the party found to be in breach.

14.         Voluntary Nature of Agreement. Employee warrants, represents and acknowledges that this Agreement is entered into by Employee knowingly and voluntarily as an act of Employee’s own free will; that Employee is of sound mind; and that Employee is laboring under no physical or mental infirmity that would affect either Employee’s capacity to understand the terms of this Agreement or to freely enter into and be bound by the provisions of this Agreement. Employee has been advised that Employee should have this Agreement reviewed by a legal representative of Employee’s choice.

15.         Governing Law/Forum Selection. This Agreement shall be governed by the laws of the State of New Jersey. The parties agree that all disputes arising under this Agreement shall be resolved in the courts of the state of New Jersey sitting in Bergen County, or the federal district court for the District of New Jersey sitting on Newark, New Jersey.

16.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original and together which shall constitute one and the same instrument.

17.         409A. The payments and benefits described herein are intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the parties intend that this Agreement will be administered and interpreted consistent with that intention.

I have read the foregoing Agreement and I accept and agree to its provisions and hereby execute it voluntarily with full understanding of its consequences.

[Signatures on Next Page]

[Signature Page to Separation and Release Agreement]

CONNECTONE BANCORP, INC.

By:	/s/ Frank Sorrentino III
Name: Frank Sorrentino III Title: Chairman & CEO

CONNECTONE BANK

By:	/s/ Frank Sorrentino III
Name: Frank Sorrentino III Title: Chairman & CEO

/s/ Christopher J. Ewing
Christopher J. Ewing

EXHIBIT A

6,356 Deferred Stock Units

4,457 Performance Units